Exhibit 99(b)

POWER OF ATTORNEY

The undersigned, being a trustee of BlackRock ETF Trust II (the “Trust”), hereby authorizes Janey Ahn, Neal J. Andrews, Gladys Chang, Jay M. Fife, Scott Hilton, Jennifer McGovern and John M. Perlowski, or any of them, as attorney-in-fact, to sign on his behalf in the capacities indicated (and not in such person’s personal individual capacity for personal financial or estate planning), the Registration Statement on Form N-1A, filed for the Trust or any amendment thereto (including any pre-effective or post-effective amendments) for or on behalf of the Trust or any current or future series thereof, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney as of the 20th day of February, 2020.

Signature	Title

/S/ FRANK J. FABOZZI Frank J. Fabozzi	Trustee

Signature Page to N-1A POA